NEWS RELEASE

Contacts:	Dennard Rupp Gray & Easterly, LLC Ken Dennard, Managing Partner Jack Lascar, Partner (713) 529-6600 Anne Pearson, Sr. Vice President (210) 408-6321

Hyperdynamics Corporation Receives
Noncompliance Warning Letter from the NYSE Amex

SUGAR LAND, Texas, Nov. 25, 2009 – Hyperdynamics Corporation (NYSE Amex: HDY) has received a non-compliance warning letter from the staff of the NYSE Amex stock exchange concerning the Company’s issuance of shares of its common stock on November 16, 2009.

The NYSE Amex staff stated in the letter that failure to comply with stock exchange rules concerning the listing of additional securities could jeopardize the Company’s continued listing status. It further stated that it would not at this time apply the continued listing evaluation and follow-up procedures specified in the exchange’s Company Guide.

NYSE Amex rules prohibit listed companies from issuing additional securities until an application for listing has been submitted and approved.  The Company submitted the application today and is working with the NYSE Amex to ensure that the shares are properly listed with the exchange.

Because the Company is not currently in compliance with NYSE Amex continued listing standards, the staff letter constitutes a Warning Letter and a notice of failure to satisfy a continued listing standard.

Hyperdynamics Corporation is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

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HDY-IR